Exhibit (c)(12)

Suggested Valuation Approach

- KeyBanc recommends the following valuation:
  - Assume the 9.5% in our initial bid is appropriate for all assets except:
    - three top-tier high quality MOBs (Woodlake Office Center, Beaumont Medical Center, Madison Medical Plaza)
    - three second-tier high quality MOBs (Rockwall Medical Plaza, Decatur MOB, Lee Memorial Outpatient Center)
    - three dialysis treatment centers (DaVita Bay Breeze, DaVita Hudson, and RAI Care Center)
    - RIDEA seniors housing asset with strong operator (Cedarhurst of Collinsville)
  - Assume these assets are purchased at lower, closer-to-market cap rates
  - NOI is adjusted down $144K at Beaumont (based on new lease being negotiated) and $64K at Arcadian (this represents a 1.25x coverage on 2016 EBITDAR)

		KBCM - Previous		KBCM - Revised		Orig. Cost
	17 Adj. NOI	Cap Rate	Implied Price	Cap Rate	Implied Price	17 Adj. NOI
Medical Office Building Portfolio (*$ in mm*)						
DaVita BayBreeze Dialysis Center	$0.1	9.50%	$1.2	8.00%	$1.5	$1.7
RAI Cancer Center	0.4	9.50%	3.7	8.00%	4.4	4.8
DaVita Dialysis	0.2	9.50%	2.1	8.00%	2.5	2.7
Rockwall Medical Plaza	0.5	9.50%	4.9	7.50%	6.2	6.6
Decatur MOB	0.5	9.50%	5.0	7.50%	6.4	5.1
MetroHealth Buckeye Health Center	0.4	9.50%	4.4	9.50%	4.4	5.6
Phillips Professional Center	0.6	9.50%	6.7	9.50%	6.7	9.0
Illinois CancerCare Clinic	0.3	9.50%	2.7	9.50%	2.7	3.4
Galesburg VA Outpatient Clinic	0.2	9.50%	1.9	9.50%	1.9	2.6
Woodlake Office Center	1.0	6.80%	15.2	6.80%	15.2	14.9
Greenfield Medical Center	0.5	9.50%	5.6	9.50%	5.6	7.0
Lee Memorial Health System Outpatient Center	0.4	9.50%	4.0	7.50%	5.1	5.3
Beaumont Medical Center	1.0	6.67%	14.8	6.67%	14.8	13.7
Madison Medical Plaza	1.2	6.30%	19.8	6.30%	19.8	19.5
UnityPoint Muscatine	0.4	9.50%	4.3	9.50%	4.3	5.9
UnityPoint Moline	0.3	9.50%	2.8	9.50%	2.8	3.8
Medical Office Building Portfolio - Total	$8.0		$99.4		$104.5	$111.4
Implied Cap Rate - Medical Office Building			8.0%		7.6%	7.2%
Seniors Housing Portfolio (*$ in mm*)						
Arcadian Cove Assisted Living	$0.3	9.50%	$3.1	9.50%	$3.1	$4.8
Cedarhurst of Collinsville	0.9	9.50%	9.5	7.50%	12.0	11.6
Seniors Housing Portfolio - Total	$1.2		$12.6		$15.1	$16.4
Implied Cap Rate - Seniors Housing			9.5%		7.9%	7.3%
Total Portfolio	$9.2		$112.0		$119.6	$127.8
Implied Cap Rate - Total Portfolio			8.2%		7.7%	7.2%

KeyBanc Capital Markets

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